As filed with the Securities and Exchange Commission on April 30, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	13-1872319
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

190 Carondelet Plaza, Suite 1530, Clayton, Missouri 63105
(Address of Principal Executive Offices, including zip code)

OLIN CORPORATION 2026 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Inchan Hwang
Vice President, Deputy General Counsel and Secretary
Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105
(Name and address of agent for service)

(314) 480-1400
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part II

Item 3. Incorporation of Documents by Reference

The Securities and Exchange Commission (“SEC”) allows Olin Corporation (“Olin,” “we,” “us,” and “our”) to incorporate by reference the information we file with the SEC, which means:

•incorporated documents are considered part of this Registration Statement;

•we can disclose important information to you by referring you to those documents; and

•information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the information contained in the following documents that we have filed with the SEC (SEC File No. 1-01070):

(a)our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 20, 2026;

(b)our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 20, 2026 (to the extent incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025);

(c)our Current Report on Form 8-K filed with the SEC on April 30, 2026; and

(d)the description of our Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025, and any amendment or report filed with the SEC for the purpose of updating the description.

All documents filed, or filed portions thereof (but not documents or portions thereof that are furnished and not deemed filed), by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the termination or completion of the offering made by this Registration Statement will also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interest of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Olin is incorporated in Virginia. Under Virginia law, to the extent provided in its articles of incorporation or its shareholder-approved bylaws, a corporation may eliminate a director’s or an officer’s personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

Our Bylaws provide that the directors and officers will not be liable for monetary damages to Olin or its shareholders with respect to any transaction, occurrence or course of conduct, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Under Virginia law, a corporation may indemnify any person made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if he or she acted in good faith and in a manner he or she believed to be in the best interests of the corporation (or not opposed to such interests if he or she is acting outside his or her official capacity with the corporation), and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Virginia law also provides that a corporation has the power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and may make additional provisions for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-approved bylaws or resolution, except indemnity against willful misconduct or a knowing violation of criminal law.

Our Bylaws provide that we shall indemnify any of our directors, officers or employees, or any person who, at our request, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case, against any and all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim, action or proceeding (whether brought in the right of Olin or any such other corporation, entity, plan or otherwise), civil or criminal, in which he or she may become involved, as a party or otherwise, by reason of his or her being or having been a director, officer or employee of Olin, or such other corporation, entity or plan while serving at our request, whether or not he or she continues to be such at the time such liability or expense shall have been incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law.

Virginia law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the relevant standard of conduct. The determination will be made:

•if there are two or more disinterested directors, by the board of directors by a majority vote of all of the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by majority vote of the members of a committee, consisting of two or more disinterested directors appointed by such a vote;

•by special legal counsel (1) selected in the manner described in the first bullet point above or (2) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or

•by the shareholders, but shares owned by or voted under the control of a director who does not qualify as a disinterested director may not be voted on the determination.

Our Bylaws require that we indemnify a director, officer or employee unless:

•the board of directors, acting by a majority vote of those directors who were directors at the time of the occurrence giving rise to the claim for indemnification and who are not at the time parties to such claim (provided that there are at least five such directors), finds that the person seeking indemnification has not met the standards of conduct set forth in our Bylaws; or

•if there are not five such directors, our principal Virginia legal counsel, as last designated by our board of directors before the occurrence of the event giving rise to the claim for indemnification, or in the event such Virginia legal counsel is unwilling to serve, then Virginia legal counsel mutually acceptable to us and the person seeking indemnification, delivers to us its written legal advice that, in such counsel’s opinion, the person seeking indemnification has not met the standards of conduct set forth in our Bylaws.

Under Virginia law, a corporation may advance expenses before the final disposition of a proceeding if:

•the director or officer furnishes a written statement of his or her good faith belief that he or she has met the relevant standard of conduct; and

•he or she undertakes in writing to repay the amount advanced if it is ultimately determined that the director or officer did not meet the relevant standard of conduct.

Under Virginia law, unless limited by a corporation’s articles of incorporation, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against reasonable expenses incurred by him or her in connection with that proceeding.

Under our Bylaws, we are required to advance expenses incurred by a director, officer or employee prior to the final disposition of the proceeding if the director, officer or employee furnishes to us an undertaking to repay the amount of the expenses advanced in the event it is ultimately determined that he or she is not entitled to indemnification under our Bylaws. Our Bylaws do not require that the director, officer or employee furnish any security for such undertaking and provide that such undertaking will be accepted without reference to the director’s, officer’s or employee’s ability to make repayment. We may refrain from, or suspend, payment of expenses if our board of directors or Virginia legal counsel determines that the director, officer or employee has not met the standards of conduct set forth in our Bylaws.

Virginia law permits a corporation to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his or her capacity as, a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Virginia law. We carry insurance on behalf of our directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Description
5	Opinion of McGuireWoods LLP
23.1	Consent of KPMG LLP
23.2	Consent of McGuireWoods LLP (included in Exhibit 5)
24	Power of Attorney (included on signature page)
99	Olin Corporation 2026 Long Term Incentive Plan—Exhibit 10.1 to Olin’s Form 8-K filed April 30, 2026*
107	Filing Fee Table
*Previously filed as indicated and incorporated herein by reference. Exhibits incorporated by reference are located in SEC file No. 1-1070 unless otherwise indicated.

Item 9. Undertakings

(a)The undersigned Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation Filing Fee Tables” in the effective Registration Statement;

iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on April 30, 2026.

OLIN CORPORATION

By:	/s/ Inchan Hwang
Name:	Inchan Hwang
Title:	Vice President, Deputy General Counsel and Secretary

POWER OF ATTORNEY

Each of the undersigned officers and directors of Olin Corporation, hereby constitutes and appoints Kenneth T. Lane, Todd A. Slater, and Randee N. Sumner, and each of them individually, as his or her true and lawful attorneys-in-fact, with full power in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or their substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ KENNETH T. LANE	President and Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2026
Kenneth T. Lane

/s/ TODD A. SLATER	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 30, 2026
Todd A. Slater

/s/ RANDEE N. SUMNER	Vice President and Controller (Principal Accounting Officer)	April 30, 2026
Randee N. Sumner

/s/ BEVERLEY A. BABCOCK	Director	April 30, 2026
Beverley A. Babcock

/s/ EDWARD M. DALY	Director	April 30, 2026
Edward M. Daly

/s/ MATTHEW S. DARNALL	Director	April 30, 2026
Matthew S. Darnall

/s/ JULIE A. PIGGOTT	Director	April 30, 2026
Julie A. Piggott

/s/ EARL L. SHIPP	Director	April 30, 2026
Earl L. Shipp

/s/ WILLIAM H. WEIDEMAN	Chairman and Director	April 30, 2026
William H. Weideman

/s/ CAROL A. WILLIAMS	Director	April 30, 2026
Carol A. Williams